Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188624 on Form F-3 of our reports dated April 27, 2015, relating to the consolidated financial statements of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the translation of Mexican peso amounts into U.S. dollar amounts in conformity with the basis stated in Note 3 c.), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Emeterio Barrón Perales

C.P.C. Emeterio Barrón Perales

Monterrey, Nuevo León, México

April 27, 2015